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CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




As independent public accountants, we hereby consent to the incorporation by reference in this Post Effective Amendment No. 8 Form N-1A filing of our auditors' report dated August 3, 2001 on the financial statements of the Oak Value Fund of the Tuscarora Investment Trust and to all references to our Firm included in or made a part of this Post Effective Amendment No. 8 Form N-1A.





/s/ ARTHUR ANDERSEN LLP




Columbus, Ohio,
  October 25, 2001